Exhibit 99.1

434 Fayetteville Street, Suite 600, Raleigh, NC 27601

FOR IMMEDIATE RELEASE

For Public Relations:
Felicia Ramsey
Summus, Inc. (USA)
(919) 807-5646
felicia.ramsey@summus.com

SUMMUS, INC. (USA) ANNOUNCES
2004 FIRST QUARTER RESULTS

     Revenues Increase Sequentially and Net Loss Narrows
as Consumer Demand for Summus Wireless Applications Grows

Raleigh, N.C. — May 10, 2004 — Summus, Inc. (USA) (OTCBB: SUMU), a developer of applications and solutions that optimize the consumer wireless experience, today announced its financial results for the three months ended March 31, 2004.

Total revenues for the 2004 first quarter increased 41% to $787,969 over 2003 fourth quarter revenues of $557,215 and increased 243% over 2003 first quarter revenues of $229,435. The improvement in revenues was largely due to the success of the Company in focusing the organization to deploy products geared toward the mass consumer market.

The net loss available to common shareholders for the 2004 first quarter narrowed to $1,490,558, or $0.02 per diluted share, from a net loss of $3,647,153, or $0.06 per diluted share, in the 2003 fourth quarter, both of which included investments associated with the Company’s entry into the revenue growth phase of its business plan. The 2003 first quarter net loss was $760,082, or $0.01 per diluted share.

Gary E. Ban, Chief Executive Officer of Summus stated: "Our increased revenues and reduced loss for the 2004 first quarter from the 2003 fourth quarter reflect our entry into the revenue growth phase of our business plan. Our wireless carrier customers have become eager to launch and promote our compelling branded applications to meet the growing demands of their consumer base.

“Since becoming Chief Executive Officer of Summus in February, I and the entire Summus team have cultivated a razor-sharp focus to launch products that are geared to the consumer mass-market and personalization of the cell phone. At the recent Cellular Telecommunications and International Association (CTIA) meeting in March, the overall tone was definitely upbeat, with much of the conference focused on narrowband wireless data applications. These applications, such as wallpaper, picture services and games, are increasingly gaining traction with consumers and contributing to the continued revenue growth of the wireless data industry. The initial results of the revised business strategy that was put in place when I became CEO, which directly addresses the industry trends discussed at the CTIA conference, is beginning to produce tangible financial results for our company that we believe will lead to long-term, sustainable earnings growth.

     Summus, Inc. (USA)
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC 27601

"We are excited about the announcements, during the 2004 first quarter, of our SI Swimsuit and Fujifilm products, both with highly regarded brand identities, that have been designed to take advantage of these consumer and industry trends. We will continue to release other such products in the near future and through the year, including a new gaming application specifically designed to take advantage of the projected $1.6 billion U.S. wireless game market.

“Our Sports Illustrated Swimsuit wallpaper and screen saver content for the cell phone is now deployed on nine wireless carriers, representing 90% of all wireless subscribers in the U.S. and Canada. The number of product downloads continues to show considerable growth, which will contribute to Summus’ Q2 2004 revenue. The downloadable wallpaper and screen savers feature models from the 40th Anniversary Sports Illustrated Swimsuit edition. The SI Swimsuit content can be purchased for the cell phone at a typical retail price of $1.99 per photograph.

“During the 2004 first quarter, we expanded our relationship with Fujifilm to develop a broad range of mobile imaging solutions that will enable consumers to capture, store, share and print all of their digital images in a easy-to-use mobile application. Summus will integrate Fujifilm's Get the Picture Online service, an extensive print network that connects picture-takers to retail photofinishers, with mobile data services. This solution will give consumers the option to choose a local retail location via their mobile devices and send their digital images to the selected retailer for printing. We expect to launch the new Fujifilm application in Q3 2004.

"We believe that the market for wireless applications will continue to show increasing strength, and we anticipate that positive momentum in our overall revenue growth will continue during 2004 and beyond. We currently have 25 products that are commercially available to consumers that are at the beginning of their revenue generation phase, as well as several other applications that will be launched this year. These applications can be purchased by the end-user through his or her wireless carrier as a one-time purchase, or a monthly subscription, depending on content, product function, and/or carrier preferences.

“At this time, as we look towards the end of 2004, we feel confident that we can show continual quarter-on-quarter revenue growth. While we will not provide quarterly guidance, we will provide updates on our tangible progress with the execution of our business strategy.”

On May 5, 2004, the Company announced that it had secured $2 million in senior convertible debt financing which is expected to fund the Company's working capital requirements until the company becomes cash flow positive. Under the terms of the agreement, the Company has immediate access to an initial $1 million and will be able to access the second $1 million, if needed. The company is paying no placement fees in connection with this investment. These investment funds come from individuals who are already significant shareholders in the company.

Mr. Ban continued: "We believe that our enhanced capital structure, resulting from this financing, will augment our ability to execute the revenue growth phase of our business plan.

     Summus, Inc. (USA)
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC 27601

Our track record of sequential revenue growth over the past quarters reflects our increasing ability to establish a substantial presence in the consumer wireless applications market.”

About Summus

Summus is a developer of solutions that optimize the consumer wireless experience. The company partners with leading content brands to develop compelling wireless games, news, photo and entertainment applications available through major wireless carriers in the U.S. and abroad. Summus builds these wireless applications on its proprietary BlueFuel(TM) platform for efficient information processing. BlueFuel offers a high-powered, low-stress navigation that is designed for a consistently superior user experience. For more information, see www.summus.com. For more information, see www.summus.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning Summus’ business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results is included in Summus’ annual report on Form 10-K for the year ended December 31, 2003, and in reports subsequently filed by Summus with the Securities and Exchange Commission(“SEC”). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Summus’ web site at www.summus.com. Summus hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

# # #

BlueFuel is a trademark of Summus, Inc. (USA). All other trademarks and/or registered trademarks are the property of their respective owners.

- Statistical Table Follows -

     Summus, Inc. (USA) main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com

434 Fayetteville Street, Suite 600, Raleigh, NC27601

SUMMUS, INC. (USA)
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three-Month Period Ended

	March 31, 2004	March31, 2003
Revenues:
Wireless applications and contracts	$773,330	$229,435
Contracts and license fees	13,889	—
Wireless license fees	750	—

Total revenues	787,969	229,435
Cost of revenues:
Wireless applications and contracts	396,337	214,594
Contracts and license fees	3,199	—
Wireless license fees	—	—

Total cost of revenues	399,536	214,594

Gross profit	388,433	14,841

Selling, general and administrative expenses	1,034,454	1,356,162
Non-cash compensation	47,036	44,146
Research and development	520,222	265,340
Non-cash consulting expense	6,344	58,236
Non-cash settlements	—	(1,005,340)
Interest expense	20,848	10,219

Net loss	$(1,240,471	$(713,922)

Net loss applicable to common shareholders:
Net loss	$(1,240,471)	$(713,922)
Accretion of beneficial conversion feature on preferred	(208,522)	—
stock
Preferred stock dividends	(41,565)	(46,160)

Net loss applicable to common shareholders	$(1,490,558)	$(760,082)

Per share amounts (basic and diluted)	$(0.02)	$(0.01)

Weighted average shares of common stock outstanding	70,941,568	56,434,311

 # # #

     Summus, Inc. (USA)
main office: 919.807.5600 • toll free: 877.463.3253 • fax: 919.807.5601 www.summus.com